As filed with the Securities and Exchange Commission on January 23, 2015

Registration No. 333-

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTUIT INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0034661
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2700 Coast Avenue

Mountain View, California 94043

(Address of Principal Executive Offices including Zip Code)

Intuit Inc. Employee Stock Purchase Plan

(Full title of the Plan)

Laura A. Fennell, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Intuit Inc.

2700 Coast Avenue

Mountain View, California 94043

(650) 944-6000

(Name and Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b- 2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	3,000,000(1)	$85.6005(2)	$256,801,500(2)	$29,840.34

(1)	Represents 3,000,000 additional shares available for awards under the Intuit Inc. Employee Stock Purchase Plan as amended by the Registrant’s stockholders on January 22, 2015. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction, and pursuant to Rule 416(c) also covers an indeterminate amount of purchase rights to be issued pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on January 16, 2015, which was $85.6005.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Intuit Inc., a Delaware corporation, (the “Company” or “Registrant”), to register 3,000,000 additional shares of the Company’s common stock, par value $0.01 per share, for issuance pursuant to the Employee Stock Purchase Plan (the “ESPP”). The ESPP was described in the Company’s definitive Proxy Statement for its 2015 Annual Meeting of Stockholders and was approved at that meeting on January 22, 2015. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement. In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the following Form S-8 previously filed by the Company with respect to the same class of securities as are being registered hereunder: Commission File No. 333-193551 filed on January 24, 2014, together with all exhibits filed therewith or incorporated therein by reference.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Laura A. Fennell, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Company, will pass upon the validity of the issuance of the shares of Common Stock offered by this Registration Statement. As of January 1, 2015, Ms. Fennell held 979 shares of the Company’s common stock, options to purchase 105,684 shares of Common Stock (of which 34,351 shares are exercisable within the next 60 days), and 162,486 restricted stock units (2,259 of which are vested or will vest in the next 60 days).

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent of the law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, our subsidiaries) at the request of the Registrant, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;

•	the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by the Registrant’s Bylaws;

•	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);

•	the rights conferred in the Registrant’s Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and

•	the Registrant may not retroactively amend the Registrant’s Bylaw provisions in a way that is adverse to such directors, officers and employees.

The Registrant’s policy is to enter into indemnity agreements with each of its and its subsidiaries’ directors and officers. The agreements provide that the Registrant will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Registrant’s Bylaws. In addition, the indemnity agreements provide that the Registrant will advance expenses (including attorney’s fees) actually and reasonably incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant’s Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party:

•	for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

•	for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;

•	with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;

•	on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

•	on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

The indemnification provision in the Registrant’s Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

The indemnity agreements with the Registrant’s officers and directors require the Registrant to maintain director and officer liability insurance to the extent reasonably available. The Registrant currently maintains a director and officer liability insurance policy.

ITEM 8.	EXHIBITS

See the attached Exhibit Index

Unless otherwise indicated below as being incorporated by reference to another filing of Intuit Inc. with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Exhibit Description	Filed with this Form S-8	Incorporated By Reference
			Form	File No.	Date Filed
5.01	Opinion of Counsel	X
23.01	Consent of Counsel (included in Exhibit 5.01)	X
23.02	Consent of Independent Registered Public Accounting Firm	X
24.01	Power of Attorney (see page 4)	X
99.01+	Intuit Inc. Employee Stock Purchase Plan, as amended through January 22, 2015	X

+	Indicates a management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on January 23, 2015.

INTUIT INC.

By:	/s/ R. Neil Williams
R. Neil Williams
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

By signing this Form S-8 below, I hereby appoint each of Brad D. Smith and R. Neil Williams as my true and lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ BRAD D. SMITH Brad D. Smith	Chief Executive Officer, President and Director	January 23, 2015

Principal Financial Officer

/s/ R. NEIL WILLIAMS R. Neil Williams	Senior Vice President and Chief Financial Officer	January 23, 2015

Principal Accounting Officer:

/s/ MARK J. FLOURNOY Mark J. Flournoy	Vice President, Chief Accounting Officer	January 23, 2015

Additional Directors:

/s/ WILLIAM V. CAMPBELL William V. Campbell	Director	January 23, 2015

/s/ SCOTT D. COOK Scott D. Cook	Director	January 23, 2015

/s/ RICHARD L. DALZELL Richard L. Dalzell	Director	January 23, 2015

/s/ DIANE B. GREENE Diane B. Greene	Director	January 23, 2015

/s/ EDWARD A. KANGAS Edward A. Kangas	Director	January 23, 2015

/s/ SUZANNE NORA JOHNSON Suzanne Nora Johnson	Director	January 23, 2015

/s/ DENNIS D. POWELL Dennis D. Powell	Director	January 23, 2015

/s/ JEFF WEINER Jeff Weiner	Director	January 23, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.01	Opinion of Counsel
23.01	Consent of Counsel (included in Exhibit 5.01).
23.02	Consent of Independent Registered Public Accounting Firm
24.01	Power of Attorney (see page 4)
99.01+	Intuit Inc. Employee Stock Purchase Plan, as amended through January 22, 2015

+	Indicates a management contract or compensatory plan or arrangement